Exhibit (k)(ii)

FUND ACCOUNTING AGREEMENT

This AGREEMENT is made as of this 1st day of December, 2013, between Fiduciary/Claymore MLP Opportunity Fund (the "Trust"), a Delaware statutory trust having its principal place of business at 2455 Corporate West Drive, Lisle, Illinois 60532, and Rydex Fund Services, LLC ("RPS"), a Maryland limited liability company having its principal place of business at 805 King Farm Boulevard, Rockville, MD 20850.

WHEREAS, the Trust desires that RPS perform fund accounting services for the Trust;

WHEREAS, RFS is willing to perform such services on the terms and conditions set forth in this Agreement;

WHEREAS, RPS and the Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the fund accounting services set forth herein for the Trust;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Trust and RFS hereby agree as follows:

1.  Services as Fund Accountant

(a)
Maintenance of Books and Records. RFS will keep and maintain the following books and records of the Trust pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"):

(i)
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(iv)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b)	Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, RFS shall perform the following accounting services daily for the Trust:

(i)	On each day that the Fund calculates the net asset values, calculate the net asset value per share utilizing prices obtained from the sources described in subsection I (b)(ii) below;

(ii)
Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Trust's investment adviser or its designee, as determined in accordance with procedures adopted and approved by the Trust's Board of Trustees (hereafter referred to as the "Board");

(iii)	Verify and reconcile with the Trust's custodian all daily trade activity;

(iv)	Compute, as appropriate, the Trust's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

(v)
On each day that the Fund calculates net asset values, review the net asset value calculation and dividend factor (if any) for the Trust prior to release, check and confirm the net asset values and dividend factors for reasonableness, and distribute net asset values and yields;

(vi)	Determine unrealized appreciation and depreciation on securities held by the Trust;

(vii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

(viii)	Update fund accounting system to reflect rate changes, as received from an independent pricing service, on variable interest rate instruments;

(ix)	Post Trust transactions to appropriate categories;

(x)	Accrue all necessary and appropriate expenses of the Trust;

(xi)	Determine the outstanding receivables and payables for all (1) security trades, (2) Trust share transactions and (3) income and expense accounts;

(xii)	Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

(xiii)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(c)	Special Reports and Services.

(i)
RFS may provide additional special reports upon the request of the Trust or the Trust's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)
RFS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)	Additional Accounting Services. RFS shall also perform the following additional accounting services for the Trust, without additional compensation:

(i)	Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

(C)	annual and semi-annual shareholder reports and related Form N-CSR filings;

(D)	registration statements on Form N-2 and other filings relating to the registration of shares;

(E)	the fund administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

(F)	annual audits by the Trust 's auditors; and

(G)	examinations performed by the SEC.

     2.  Subcontracting

RFS, upon consultation with the Board, may subcontract with an y entity or per son concerning the provision of fund accounting services contemplated hereunder (a "Sub Fund Accountant"); provided, however, that RFS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor and provided further, that RPS shall be responsible, to the extent provided in herein, for all acts of such subcontractor as if such acts were its own.

     3.  Compensation

The Trust shall pay RPS compensation for the services to be provided by RFS under this Agreement in accordance with, and in the manner set forth in Schedule A attached hereto.

4. Reimbursement of Expenses and Miscellaneous Service Fees Relating to Fund Accounting.

(a)
In addition to paying RFS the fees provided in Schedule A, the Trust agrees to reimburse RFS for its reasonable out-of-pocket expenses in providing fund accounting services hereunder, including without limitation the following:

(i)	All freight and other delivery and bonding charges incurred by RFS in delivering materials to and from the Trust or other service providers of the Trust;

(ii)
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by RFS in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for RFS to perform the services to be provided hereunder;

(iii)	The cost of microfilm or microfiche of records or other materials;

(iv)	All systems-related expenses associated with the provision of special reports and services pursuant to Section I(c) herein; and

(v)	Any additional expenses reasonably incurred by RFS in the performance of its duties and obligations under this Agreement.

(b)	In addition, RFS shall be entitled to receive the following amount s:

(i)	Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust;

(ii)	Ad hoc reporting fees billed at an agreed upon rate; and

(iii)
Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Trust's portfolio pursuant to Section 1(b)(ii) of this Agreement, which shall not exceed the amounts that would be incurred if the Trust were to obtain the information directly from the relevant vendor or vendors.

5. Standard of Care; Uncontrollable Events; Limitation of Liability

RFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by RFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of RFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against RFS hereunder.

RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligation s under this Agreement. Upon the

Trust's reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, RFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond RFS's reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

RFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of RFS relating to the services provided by RFS under this Agreement.

Notwithstanding anything in this agreement to the contrary, in no event shall RFS, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regard less of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

6. Term

This Agreement shall become effective upon its approval by a majority of the Board, including a majority of the Board who are not parties to this Agreement or interested persons of such party and shall continue in effect for a period of two years from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Trust's trustees who are not patties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and RFS shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 90 days written notice to the other, and for cause upon 30 days written notice by the party alleging cause.

For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 1 1 of the United States Code, as from ti me to ti me is in effect, or any applicable law, other than said Title 1 1, of any jurisdiction relating to the liquidation  or  reorganization  of  debtors  or  to  the modification or alteration of the rights of creditors. RFS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust's failure to pay an amount to RFS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respect s (including paying all fees and expenses not subject to reasonable dispute  hereunder).

Notwithstanding the foregoing, following any such termination, in the event that RFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses due RFS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. RFS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided for herein, the amount of all of RFS's reasonable cash disbursements in connection with RFS's activities in effecting such termination, including without l imitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

7.  Indemnification

The Trust agrees to indemnify and hold harmless RFS, its employees, agents, directors, officers and nominee s from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to RFS 's actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to RFS by the Trust, the investment adviser or custodian thereof; provided that this indemnification shall not apply to actions or omissions of RFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

RFS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payment s, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from RFS's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party  is  materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent  shall not be unreasonably withheld or delayed.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. lf the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified patty, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified part y for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provision s set forth herein shall indefinitely survive the termination of this Agreement.

8.  Record Retention and Confidentiality

RFS shall keep and maintain on behalf of the Trust all books and records which the Trust and RFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 3 1a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Ru les 31a-1 and 3 1a-2 under the 1940 Act which are prepared or maintained by RFS on behalf of the Trust shall be prepared and maintained at the expense of RFS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.

In case of any request or demand for the inspection of such records by another party, RFS may make such records available to such party if (i) disclosure is required by law, (ii) RFS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) RFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) RFS is requested to make a disclosure by the Trust.

9. Activities of RFS

The services of RFS rendered to the Trust hereunder are not to be deemed to be exclusive. RFS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Trust are or may be or become interested in RFS, as officers, employees or otherwise and that partners, officers and employees of RFS and its counsel arc or may be or become similarly interested in the Trust, and that RFS may be or become interested in the Trust as a shareholder or otherwise.

10. Reports

RFS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by RFS, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

11. Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of RFS to perform services required to be provided by RFS under this Agreement are the property of RFS. All record s and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

12. Return of Records

RFS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust, files, records and documents created and maintained by RFS pursuant to this Agreement which are no longer needed by RFS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by RFS for six years from the year of creation. Al the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

13. Representations and Warranties

(a)  The Trust represents and warrants that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)  RFS represents and warrants that: (1) the various procedures and systems which RFS has implemented with regard to  safeguarding  from  loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and RFS's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its term s, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by RFS are completely disclaimed.

14. Insurance

RFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, RFS  shall provide evidence that coverage is in place. RFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. RFS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by RFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

15. Legal Advice; Reliance on Prospectus and Instructions

RFS may apply to the Trust at any ti me for instructions and may consult with counsel for the Trusts and with accountants and other experts with respect to any matter arising in connection with RFS's duties, and RFS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. RFS shall notify the Trust at any time RFS believes that it is in need of the advice of counsel (other than counsel in the regular employ of RFS or any affiliated companies) with regard to RFS's responsibilities and duties specific to the Trust pursuant to this Agreement. After so notifying the Trust, RFS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Trusts unless relating to a matter involving RFS's willful misfeasance, bad faith, negligence or reckless disregard of RFS's responsibilities and duties hereunder, and RFS shall in no event be liable to the Trust or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

As to the services to be provided hereunder, RFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust, if any, as

of their respective dates, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless RFS receives written instructions to the contrary in a timely manner from the Trust.

16.  Notices

Any notice provided hereunder  shall  be sufficiently given when sent by registered or certified mail to the party required to be served with such  notice  at  the  following address:  if  to  the  Trust,  to  it  at  2455  Corporate  West  Drive,  Lisle,  Illinois  60532 Attn: President; and if to RFS, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President, or at such other address as such party may from time to time specify in writing to the other party  pursuant to this Section.

17.  Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

18.  Governing Law

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Delaware. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

19. Privacy

Nonpublic persona l financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to RFS, or collected or retained by RFS   to   perform    its    duties    shall    be    considered    confidential     information. RFS shall not give, sell or in any way transfer such confidential information to  any person or entity, other than affiliates of RFS except at the direction of the Trust or as required or permitted by law. RFS shall have in place and maintain physical, electronic and procedural safeguard s reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.

20. Miscellaneous

(a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)  No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

     *           *           *           *           *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the clay and year first above written.

Rydex Fund Services, LLC

By: /s/ Nikolaos Bonos
Name: Nikolaos Bonos
Title: Chief Executive Officer and President

Fiduciary/Claymore MLP Opportunity Fund

By: /s/ John L. Sullivan
Name: John L. Sullivan
Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

SCHEDULE A

TO THE FUND ACCOUNTING AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND
Date: December 1, 2013

Fund Accounting Fees

Fiduciary/Claymore MLP Opportunity Fund agrees to pay RFS the following fees:

•	3.00 bps on first $200M

•	1.50 bps on next $300M

•	1.00 bps on next $500M

•	0.75 bps excess over $1B

•	$50,000 minimum per fund per year.

The fees described herein shall be calculated daily and payable monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.